sequel Power, LLC
(a development stage company)
___________

Report on Audit of Financial Statements

for the period from December 21, 2010 (date of inception) to March 31, 2011
____________

sequel Power, LLC
(a development stage company)

Contents

Independent Auditors’ Report

To the Board of Directors and Members
of sequel Power, LLC (a development stage company):

We have audited the accompanying balance sheet of sequel Power, LLC (a development stage company) (the Company) as of March 31, 2011, and the related statements of operations, changes in members’ equity, and cash flows for the period then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of sequel Power, LLC as of March 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is a development stage company and has sustained a loss and negative cash flows from operations since inception. This condition raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding this matter also are described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

San Francisco, California
June 27, 2011

SEQUEL POWER, LLC
(a development stage company)
BALANCE SHEET
March 31, 2011
____________

ASSETS

Current assets:
Cash and cash equivalents	$1,627,404
Prepaid expenses and other current assets	6,299

Total current assets	1,633,703

Property and equipment	3,957

Total assets	$1,637,660

LIABILITIES AND MEMBERS’ EQUITY

Current liabilities:
Accounts payable	$16,133
Accrued liabilities	21,169
Related party payables	152,609

Total liabilities	189,911

Commitments and contingencies (Note 8)

Members’ equity	1,447,749

Total liabilities and members’ equity	$1,637,660

The accompanying notes are an integral
part of these financial statements.

SEQUEL POWER, LLC
(a development stage company)
STATEMENT OF OPERATIONS
for the period from December 21, 2010 (date of inception) to March 31, 2011
____________

Operating revenues	$-

Operating costs and expenses:
General and administrative	554,677

Total operating costs and expenses	554,677

Loss from operations	(554,677)

Nonoperating income:
Other income	2,426

Net loss	$(552,251)

The accompanying notes are an integral
part of these financial statements.

SEQUEL POWER, LLC
(a development stage company)
STATEMENT OF CHANGES IN MEMBERS’ EQUITY
for the period from December 21, 2010 (date of inception) to March 31, 2011
____________

		Deficit
		Accumulated in	Total
	Contributed	Development	Members’
	Capital	Stage	Equity

Balance at December 21, 2010 (date of inception)	$-	$-	$-

Capital contribution	2,000,000	-	2,000,000
Net loss	-	(552,251)	(552,251)

Balance at March 31, 2011	$2,000,000	$(552,251)	$1,447,749

The accompanying notes are an integral
part of these financial statements.

SEQUEL POWER, LLC
(a development stage company)
STATEMENT OF CASH FLOWS
for the period from December 21, 2010 (date of inception) to March 31, 2011
____________

Cash flows from operating activities:
Net loss	$(552,251)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(6,299)
Accounts payable	16,133
Accrued liabilities	21,169
Related party payables	152,609

Net cash used in operating activities	(368,639)

Cash flows from investing activities:
Purchases of property and equipment	(3,957)

Net cash used in investing activities	(3,957)

Cash flows from financing activities:
Members’ contributions	2,000,000

Net cash provided by financing activities	2,000,000

Net increase in cash and cash equivalents	1,627,404

Cash and cash equivalents, beginning of period	-

Cash and cash equivalents, end of period	$1,627,404

The accompanying notes are an integral
part of these financial statements.

sequel Power, LLC
(a development stage company)

Notes to Financial Statements
____________

1.	Description of Business

sequel Power, LLC (the Company) was formed to promote the development of large-scale renewable energy projects around the world. Together with our partners in process technology, project development, hardware manufacturing, program management, financing, and government relations, we are driving real-world implementation of competitive, cost-effective renewable energy projects. The Company will continue indefinitely, unless dissolved earlier pursuant to the terms of the operating agreement of the Company.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage devoting efforts to date on raising capital, developing its business plan and seeking customers for its products and services and has sustained a loss and negative cash flows from operations, and has not yet commenced revenue generating activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to commence revenue generating activities and will seek additional financing to fund the Company’s operations in the event they don’t reach cash flow break even as forecasted; however, no assurances can be made that funding will be available on acceptable terms or at all. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2.	Summary of Operations and Significant Accounting Policies

Basis of Presentation

The accompanying financial statements include the results of operations and cash flows since the inception of operations. As planned operations had not commenced as of March 31, 2011, the Company has reported its results of operations in accordance with the guidance on accounting and reporting by development stage entities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less, when purchased, to be cash equivalents. The Company maintains cash and cash equivalents, which consist principally of checking and saving accounts with high credit quality financial institutions. Such amounts exceed Federal Deposit Insurance Corporation insurance limits. The Company has not experienced any losses on these deposits.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the assets’ estimated useful lives of 3 to 5 years. Maintenance and repair costs are expensed as incurred.

Continued

sequel Power, LLC
(a development stage company)

Notes to Financial Statements
____________

2.	Summary of Operations and Significant Accounting Policies, continued

Fair Value of Financial Instruments

For financial instruments consisting of cash and cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued expenses, the carrying amounts are reasonable estimates of fair value due to their relative short maturities.

The Company adopted amendments to the accounting standard addressing the measurement of the fair value of financial assets and financial liabilities. Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair values of all reported assets and liabilities that represent financial instruments, the Company uses the carrying market values of such amounts. The standard establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources. Unobservable inputs reflect a reporting entity’s pricing an asset or liability developed based on the best information available in the circumstances. The fair value hierarchy consists of the following three levels:

Level 1–instrument valuations are obtained from real-time quotes for transactions in active exchange markets involving identical assets.

Level 2–instrument valuations are obtained from readily-available pricing sources for comparable instruments.

Level 3–instrument valuations are obtained without observable market values and require a high-level of judgment to determine the fair value.

At March 31, 2011, the Company’s only financial instruments consisted of cash and cash equivalents, prepaid expenses, accrued expenses and other payables. The carrying amount of these financial instruments approximate their fair value based on their short term nature.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of expenses during the reporting period. The Company’s more significant estimates and assumptions include the useful life and valuation of long-lived assets, and the determination of the fair value of performance units. Actual results could differ from those estimates.

Continued

sequel Power, LLC
(a development stage company)

Notes to Financial Statements
____________

2.	Summary of Operations and Significant Accounting Policies, continued

Income Taxes

The Company has been structured for both federal and state income tax purposes as a limited liability company. Consequently, no provision has been made for state or federal income taxes. The Company is considered a “pass-through” entity for income tax reporting purposes and its results are included in the income tax returns filed by its members. The Company follows the accounting guidance on uncertainties in income taxes. This guidance requires the evaluation of tax positions taken or expected to be taken in the course of preparing the tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. At March 31, 2011, we have not identified any uncertain tax positions. We do not believe there will be any material changes to our uncertain tax positions over the next year.

Recent Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and International Financial Reporting Standards (IFRSs) to provide a consistent definition of fair value and ensure that fair value measurements and disclosure requirements are similar between U.S. GAAP and IFRSs. This guidance changes certain fair value measurement principles and enhances the disclosure requirements for fair value measurements. The amendments are effective for annual periods beginning after December 15, 2011. Nonpublic entities may apply the amendments in ASU 2011-04 early, but no earlier than for interim periods beginning after December 15, 2011.

3.	Property and Equipment, Net

Property and equipment consists of the following at March 31, 2011:

Equipment	$3,957
Less accumulated depreciation	-
$3,957

There was no depreciation expense for the period from December 21, 2010 (date of inception) to March 31, 2011 as the asset was not placed into service until after period end.

Continued

sequel Power, LLC
(a development stage company)

Notes to Financial Statements
____________
4.	Accrued Liabilities

Accrued liabilities at March 31, 2011 are as follows:

Business development consulting services	$13,045
Accounting fees	4,000
Bank escrow fees	3,000
Other	1,124
Total	$21,169

5.	Performance Unit Plan

The purpose of the Company’s 2011 performance unit plan is to motivate and retain certain individuals who are responsible for the attainment of the primary long-term goals of the Company. The maximum number of performance units available to be issued by the Company under the plan is 25,000, which are reserved for awards granted under the plan. At March 31, 2011, no awards have been granted.

6.	Related Party Transactions

The Company engages in transactions with its members. Such transactions include the reimbursement of office and employee expenses and general business consultation, advice and services. Related party expenses for the period ending March 31, 2011 were $273,251. Payables to affiliated entities represent legal fees and employee expenses and totaled $152,609 at March 31, 2011. Repayment is expected to be made from future earnings but no specific due date has been established.

7.	Members’ Equity

The Company has issued two classes of member units, the Voting Units and the Non Voting Units. Each unit represents a pro rata ownership interest in the Company’s capital, profits, losses, and distributions. The holders of the units are entitled to exercise the rights and privileges available to members under the Company’s operating agreement.

In January 2011, the Company issued 50,010 voting units and 49,990 nonvoting units pursuant to the restated limited liability company agreement for total consideration of $2,000,000 in cash and certain intangible assets. The basis in the noncash assets contributed was $0 and, accordingly, has a carrying value on the Company’s books of $0.

Continued

sequel Power, LLC
(a development stage company)

Notes to Financial Statements
____________
8.	Commitments and Contingencies

Operating Lease

The Company entered into an agreement with se2quel Partners LLC to lease se2quel Partners LLC’s airplane on a dry-lease basis. The Company shall operate the aircraft and will be responsible for all normal operating costs while using the aircraft. The agreement shall have a fixed monthly payment of $2,500. The term of this agreement shall be for a period of one (1) year commencing on January 18, 2011 and shall automatically renew annually for the term of one additional year unless at least ninety (90) days’ prior written notice is given by either party. The expected cost of this agreement from inception through March 31, 2012 is $36,250. Future commitment related to this agreement is expected to be $30,000 from April 1, 2011 through March 31, 2012. In addition to the fixed monthly payment, the Company shall be responsible for all direct operating costs and expenses incurred during or in connection with the use of the aircraft by the Company. Typical direct operating costs include but are not limited to fuel, oil, and servicing costs; pilot services; landing fees; hanger or tie down fees; incidental pilot or aircraft supplies; any and all incremental costs associated with travel outside of the United States of America.

The Company has assumed responsibility for the office lease originally in se2quel Partners LLC’s name. The office lease term is from January 16, 2011 through December 31, 2013. The annual cost of the lease for the years ending March 31, 2011, 2012, and 2013 is expected to be $33,716, $35,790, and $28,010, respectively.

9.	Subsequent Events

The Company has evaluated all events occurring from March 31, 2011 through June 27, 2011, the date which these financial statements were available to be issued. Nothing has occurred outside the normal course of operations which would require additional disclosure or adjustment to the financial statements.